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                                  EXHIBIT 99.1














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NEWS RELEASE

 CONTACT:
  WILLIAM L. CLEAR
  VICE PRESIDENT & CHIEF FINANCIAL OFFICER
  TEL: (540) 676-2380

FOR IMMEDIATE RELEASE

                 NUI CORPORATION TO ACQUIRE VIRGINIA GAS COMPANY

Abingdon, VA - June 14, 2000 - NUI CORPORATION (NYSE:NUI) and VIRGINIA GAS COMPANY (NASDAQ:VGCO) jointly announced today that they have entered into a definitive merger agreement, which provides for the merger of Virginia Gas Company into a wholly-owned subsidiary of NUI Corporation

Under the terms of the agreement, NUI Corporation will acquire all of the common stock of Virginia Gas Company for $4.00 per share in NUI common stock, with the exchange ratio to be established near the time of closing. Based on Virginia Gas' shares outstanding as of March 31, 2000, the transaction values Virginia Gas' equity at $22 million.

NUI's primary interest in Virginia Gas relates to its significant underground natural gas storage facilities and pipeline facilities, which are well positioned to satisfy the rapidly growing demand for natural gas in the Western Virginia region. The Virginia Gas underground storage facilities include traditional storage and high delivery salt cavern storage. Additional storage and pipeline capacity currently being developed by Virginia Gas is aimed at meeting the significant demand from local distribution companies in the region as well as power plant development that is under way due to the mid-Atlantic region's substantial need for future supplies of power.

John Kean, Jr., NUI's President and Chief Executive Officer, stated, "NUI has developed an energy trading strategy that complements our existing asset base and focuses on acquiring critical assets in areas where the demand for natural gas and power generation provides a unique opportunity to capitalize on our trading and energy management skills. The Virginia Gas assets complement our existing strengths in the mid-Atlantic markets and provide us with the opportunity to continue to expand our natural gas trading and wholesale activities in this region. We look forward to joining together with Virginia Gas and its employees in the pursuit of this strategy."

Virginia Gas' President and Chief Executive Officer, Michael L. Edwards, commented, "We are excited to join the NUI family of companies. The strategies of the two companies match very nicely with each other and the blending of talents between the two organizations will give us the opportunity to maximize the value of what we believe is one of the most attractive energy assets in this region."

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The combination of NUI and Virginia Gas has been approved by both companies'
boards of directors and will be accounted for as a stock purchase transaction. The transaction is subject to the approval of Virginia Gas shareholders, state regulatory agencies and Virginia Gas' principal lenders. The companies anticipate that the transaction will be completed by the end of calendar year 2000.

Virginia Gas Company, headquartered in Abingdon, Virginia, is engaged in activities including: pipeline operation, natural gas storage, gathering, marketing and distribution services; natural gas exploration, production and well operation; and propane distribution. The company conducts its operations primarily in the Commonwealth of Virginia.

NUI Corporation, based in Bedminster, NJ, operates natural gas utilities serving more than 370,000 customers in six states along the eastern seaboard. NUI also operates businesses involved in wholesale energy trading and portfolio management; retail energy sales; energy and environmental project development; energy consulting; sales outsourcing; telecommunications; and customer and geographic information systems and services.

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. NUI cautions that, while it believes such statements to be reasonable and makes them in good faith, such forward-looking statements almost always vary from actual results, and the differences between assumptions made in making such statements and actual results can be material, depending upon the circumstances. Factors which may make actual results differ from anticipated results noted above include, but are not limited to, economic conditions; unforeseen competition; weather conditions; fluctuations in the price of natural gas and other forms of energy; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. Accordingly, investors should not rely upon these forward-looking statements in making investment decisions.